EXHIBIT 10 (k)
Gerald P. O'Connor
1300 East Gartner Road
Naperville, IL 60540

Project Work Agreement

October 9, 2012

Mr. Brad Mautner
President
MFRI Inc.
7720 N. Lehigh Avenue
Niles, IL 60714

Dear Mr. Mautner:

1, Gerald O'Connor, ("me", "I" or "my") am pleased that MFRI Inc. (the "Company," "you" or "your") has selected me to perform certain consulting services on behalf of the Company (the "Services"). This letter along with the terms and conditions attached as Exhibit A (collectively, the "Agreement") confirms our mutual understanding of the terms and conditions upon which the Services will be provided.

As previously discussed, I will assist the company by serving as Interim Chief Financial Officer and Interim Chief Accounting Officer of the Company, effective October 12, 2012.

Any additional Services requested by you from time to time are subject to our mutual consent. You acknowledge that my success in performing the Services depends on the participation, cooperation, and support of your management. I understand Bradley Mautner, President of the Company, has been designated as the officer of the Company overseeing the Services. Yon acknowledge that the Services are limited to those which the Company has determined will meet its objectives. Throughout the course of providing the Services, I will meet with Mr. Bradley Mautner and members of the Board of Directors of the Company to discuss the findings and recommendations resulting from the Services.

The Services will be performed solely by me. I will provide the Services to you beginning on or about October 9, 2012, until terminated in accordance with Exhibit A.

In consideration for the Services provided, you will pay me a daily fee equal to $1,600, prorated downwards if less than a minimum of eight hours Services are provided for any day. In addition, you will reimburse me directly for all MFRI- approved travel and out-of-pocket expenses incurred in performing the Services. Fees incurred in each two week period will be billed the following week with 10 days payment terms.

I appreciate the opportunity to serve you and believe this Agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided. I would be pleased to discuss this Agreement with you at your convenience. If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.

Sincerely,                Accepted and agreed:

/s/ Gerald P. O'Connor            Signed: Brad Mautner            Date:10/9/2012
Gerald P. O'Connor            Mr Brad Mautner, President MFRI, Inc.

Gerald P. O'Connor
1300 East Gartner Road
Naperville, IL 60540

Exhibit A

Terms and Conditions

1.
Relationship of the Parties. The parties agree that Gerald P. O'Connor will be serving the Company as an independent contractor for all purposes and not as an employee, agent, or partner of or joint ventures with the Company. I will have control over the order and sequence of the Services and the specific hours worked and will not be subject to Company withholding of income or employment taxes. I will not serve as an employee or director of the Company. In addition to my co-signing federal and state securities filings and representation letters as Chief Financial Officer and Chief Accounting Officer, I will have all of the duties and responsibilities of the principal financial officer and principal accounting officer of a company with a class of securities registered under the Securities Exchange Act of 1934, as amended. I will not have the authority to sign any other documents except as principal financial officer and principal accounting officer on behalf of the Company, including, without limitation, checks and other means of payment or tax filings any other title that suggests I am an employee, manager, officer, or director of the Company, nor will the Company represent or require me to represent to any third party that I am anything other than the Interim Chief Financial Officer and Interim Chief Accounting Officer of the Company. As an officer of the Company I will be covered by the Company's director and officer liability insurance and enter into the standard indemnity agreement generally entered into between the Company and its Officers.

2.
Payment Terms. Payments should be made within [see earlier comment] days of receipt of invoice by check payable to me. Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges. In lieu of terminating this Agreement, I may suspend the provision of Services if amounts owed are not paid in accordance with the terms of this Agreement.

3.	Effective Date and Termination.

a.
This Agreement will be effective as of the earlier of (i) the date I begIn providing Services to the Company, and (ii) the date of the last signature to this Agreement as indicated on the signature page.

b.
After the expiration of any minimum term, if any, either party may terminate this Agreement by providing the other party a minimum of 30 days' advance written notice and such termination will be effective as of the date specified in such notice, provided that such date is no earlier than 30 days after the date of delivery of the notice. I will continue to provide, and the Company will continue to pay for, the Services until the termination effective date.

c.
I may terminate this Agreement immediately upon written notice to the Company if: (i) the Company is engaged in or asks me to engage in or ignore any illegal or unethical activity; (ii) I become disabled; or (iii) the Company fails to pay any amounts due to me when due.

d.
In the event that a party commits a breach of this Agreement, other than for the reasons described in the above Section, and fails to cure the same within 20 days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party may terminate this Agreement effective upon written notice of such termination.

e.
The expiration or termination of this Agreement will not destroy or diminish the binding force and effect of any of the provisions of this Agreement that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses, governing law, arbitration, and limitation of liability.

4.	Warranties and Disclaimers.
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, IT IS UNDERSTOOD THAT I DO NOT HAVE A CONTRACTUAL OBLIGATION TO THE COMPANY OTHER THAN TO PROVIDE THE SERVICES USING COMMERCIALLY REASONABLY EFFORTS IN ACCORDANCE WITH INDUSTRY STANDARDS. I WILL NOT BE RESPONSIBLE FOR ANY ACTION TAKEN BY THE COMPANY IN FOLLOWING OR DECLINING TO FOLLOW ANY OF MY ADVICE OR RECOMMENDATIONS. I DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY. WITHOUT LIMITING THE FOREGOING, I MAKE NO

REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR RELIABILITY OF REPORTS, PROJECTIONS, CERTIFICATIONS, OPINIONS, REPRESENTATIONS, OR ANY OTHER INFORMATION PREPARED OR MADE BY ME (COLLECTIVELY, THE "INFORMATION") EVEN IF DERIVED FROM OTHERS' INTELLECTUAL CAPITAL, AND I WILL NOT BE LIABLE FOR ANY CLAIMS OF RELIANCE ON THE INFORMATION OR THAT THE INFORMATION DOES NOT COMPLY WITH FEDERAL, STATE OR LOCAL LAWS OR REGULATIONS. THE SERVICES ARE FOR THE SOLE BENEFIT OF THE COMPANY AND NOT ANY UNNAMED THIRD PARTIES.

5.	Limitation of Liability. EXCEPT IN THE CASE OF FRAUD, MY LIABILITY IN ANY
AND ALL CATEGORIES AND FOR ANY AND ALL CAUSES ARISING OUT OF THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE OR STRICT LIABILITY WILL, IN THE AGGREGATE, NOT EXCEED THE ACTUAL FEES PAID BY THE COMPANY TO ME OVER THE PREVIOUS TWO MONTHS' OF THE AGREEMENT. IN NO EVENT WILL I BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY INTERRUPTION OR LOSS OF BUSINESS, PROFIT OR GOODWILL. AS A CONDITION FOR RECOVERY OF ANY LIABILITY, THE COMPANY MUST ASSERT ANY CLAIM AGAINST ME WITHIN THREE MONTHS AFTER DISCOVERY OR 60 DAYS AFTER THE TERMINATION OR EXPIRATION OF THIS AGREEMENT, WHICHEVER IS EARLIER.

6.	Governing Law, Arbitration, and Witness Fees.

a.	This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law's provisions.

b.
If the parties are unable to resolve any dispute arising out of or in connection with this Agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration will be conducted in the Chicago, Illinois office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties. In the event that the parties fail to agree on the selection of the arbitrator within 30 days after either party's request for arbitration under this Section, the arbitrator will be chosen by the AAA. The arbitrator may in his or her discretion order documentary discovery but will not allow depositions without a showing of compelling need. The arbitrator will render his or her decision within 90 days after the call for arbitration. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Agreement and may not amend or disregard any provision of this Agreement, including this Section. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from any court of competent jurisdiction, and I may pursue payment of any unpaid amounts due under this Agreement through any court of competent jurisdiction.

c.
In the event I am requested or authorized by the Company or am required by government regulation, subpoena, or other legal process to produce documents or appear as witness in connection with any action, suit or other proceeding initiated by a third party against the Company or by the Company against a third party, the Company will, so long as I am not a party to the proceeding in which the information is sought, reimburse me for my reasonable time (based on customary rates) and expenses, as well as the reasonable fees and expenses of my counsel incurred in responding to such requests. This provision is in addition to and not in lieu of any indemnification obligations the Company may have under this Agreement.

7.	Miscellaneous.

a.
This Agreement constitutes the entire agreement between the paI1ies with regard to the subject matter hereof and supersedes any and all agreements, whether oral or written, between the parties with respect to its subject matter. No amendment or modification to this Agreement will be valid unless in writing and signed by both parties.

b.
If any portion of this Agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this Agreement and will not cause the invalidity or unenforceability of the remainder of this Agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

c.
Neither party will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. The waiver by any paI1y of a breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

d.
Neither pal1y will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party's reasonable control.

e.
The Company may not assign its rights or obligations under this Agreement without the express written consent of me. Nothing in this Agreement will confer any rights upon any person or entity other than the paJ1ies hereto and their respective successors and permitted assign.

f.
In any action for enforcing collection of any monies due under this Agreement all costs and expenses (including, without limitation, reasonable attorneys' fees, court costs and arbitration fees) incurred by the prevailing party will be paid by the other party.